EXHIBIT 99.1

BLUE EARTH CLOSES ON A $10 MILLION SENIOR SECURED CONVERTIBLE NOTE

Henderson, Nevada, March 12, 2015--Blue Earth, Inc. (NASDAQ: BBLU) an alternative/ renewable energy and energy efficiency services company, announced it closed on a $10 million 12% Senior Secured Convertible Note, Warrant and Option agreement with Jackson Investment Group, LLC, a Georgia limited liability company, as the Purchaser. Proceeds from the agreement will be used for funding the continuing construction of the Company’s Brooks, Alberta, Canada combined heat and power (“CHP”) energy plant and for working capital purposes. Principal and interest under the note is convertible to equity, at the Lender’s option, at $1.00 per common share. The note is due and payable on September 10, 2015, unless the Purchaser elects to convert their note to equity in the Company.

Mr. Rick Jackson, Jackson Investment Group, LLC, said, “We are pleased with the progress that Blue Earth is making on their business model and excited about the progress on current energy power plants and the pipeline of projects.”

The Company is using a combination of equity and debt to build our first two CHP energy plants located in Sumter, South Carolina (“Sumter”) and Brooks, Alberta, Canada (“Brooks”). The combined cost for these two energy plants is approximately $35 million dollars. Current equity, combined with the Company’s existing debt facilities, finances all of the construction and start up costs for our Sumter facility, which is scheduled to begin producing energy in the current quarter and a large portion of the construction costs for our Brooks energy plant.

Our long term financing plans for all CHP energy plants continues to be a combination of Blue Earth equity, senior debt and mezzanine debt. Currently, the Company has approximately 40% equity in our Sumter and Brooks energy plants. Finalization of the planned capital stack has been, in part, dependent upon at least one energy plant being operational and enough additional energy plants to attract project financing sources.

“We are extremely pleased that our largest shareholder has made an additional investment in the Company, which is expected to enable management to access senior debt and mezzanine debt as contemplated”, said CEO Dr. Johnny R. Thomas.

The Company granted to the Purchaser the Option, exercisable at any time during the Term, to purchase Option Shares at a purchase price of $1.00 per Option Share (the “Purchase Price”).  The number of Option Shares subject to purchase under this Agreement shall equal the amount of principal of the Note paid by the Company upon satisfaction of the Note (i.e., not converted to shares of Common Stock) divided by $1.00. The term of the Option shall begin on the date of repayment of the note in full and end six months thereafter. The Warrant is for two million shares of the Company’s common stock with an exercise price of $1.00 per share for a period of five years.

About BBLU

BBLU is engaged in the clean technology industry with a primary focus in energy efficiency and alternative/renewable energy sectors.  We strive to participate in the global movement for a sustainable planet by offering products and services that will optimize energy use, reduce harmful environmental emissions and materially reduce energy costs to our customers.  For more information about Blue Earth, Inc., please visit www.blueearthinc.com.

Investor Relations Contact:

Blue Earth, Inc.	Liviakis Financial Communications, Inc.
John C. Francis	Michael Bayes
www.blueearthinc.com	www.liviakis.com
702.263.1808 Ext. 103	415.389.4670
jfrancis@blueearthinc.com	michael@liviakis.com

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858.794.9500

bprag@delmarconsulting.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “should,” “intends,” and similar expressions are intended to identify forward-looking statements.  These statements relate to future events or to the Company’s future financial performance, the performance of CHP energy plants, and the planned installation of CHP energy plants.  These forward-looking statements are based on the company’s current believes and expectations, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Investors should not place any undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-Ks, Form 10-Qs, Form 8-Ks, Proxy Statements and other filings. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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